Exhibit 15.1

Acknowledgment of Ernst & Young LLP

Stockholders and Board of Directors of

Armada Hoffler Properties, Inc.

We are aware of the incorporation by reference in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-216795) of Armada Hoffler Properties, Inc. for the registration of common stock, preferred stock, depositary shares, warrants, and rights, and to the incorporation by reference therein of our report dated May 3, 2017 relating to the unaudited condensed consolidated interim financial statements of Armada Hoffler Properties, Inc. that are included in its Form 10-Q for the quarter ended March 31, 2017.

/s/ Ernst &Young LLP

Tysons, Virginia

May 4, 2017